Ex 3.2(i)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SCIENTIFIC ENERGY, INC.

Scientific Energy, Inc., a Utah corporation organized and existing under and by virtue of the provisions of the Utah Revised Business Corporation Act, hereby certifies as follows:

FIRST:  That the name of this corporation is Scientific Energy, Inc. and that this Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Utah on May 30, 2001, and was amended on June 16, 2006, and further amended on January 25, 2007;

SECOND:  This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 16-10a-1001, 16-10a-1006 and16-10a-1007 of the Utah Revised Business Corporation Act of the State of Utah (the “ULBCA”), and restates, integrates and further amends the provisions of the Corporation’s Amended Certificate of Incorporation, and has been duly adopted and approved by the majority of the stockholders of the Corporation at Annual Meeting of Stockholders of the Corporation held on October 20, 2010 in accordance with Section 16-10a-1003 of the ULBCA.;

THIRD:  That the Amended Certificate of Incorporation of this corporation shall be amended and restated in its entirety as follows:

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ARTICLE I

NAME

The name of the Corporation shall be Scientific Energy, Inc. (the “Corporation”)

ARTICLE II

PURPOSE

The Corporation is organized for the purpose of engaging in any lawful purpose or purposes for which a corporation may be organized under the Utah Revised Business Corporation Act, as amended.

ARTICLE III

AUTHORIZED SHARES

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Five Hundred Twenty Five Million (525,000,000) shares, comprised of Five Hundred Million (500,000,000) shares of Common Stock, par value $0.01 per share, and Twenty Five Million (25,000,000) shares of Preferred Stock, par value $0.01 per share.

The designation, powers, preferences and relative, participating, optional or other special rights,

including voting rights, qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Utah Revised Business Corporate Act of the State of Utah.

ARTICLE IV

CONTROL SHARE ACQUISITION

The provisions of the Control Share Acquisitions Act, section 61-6-1 et. seq., of the Utah Revised Code, shall not be applicable to control share acquisition of the securities of the Corporation. This election is made in accordance with the provisions of section 61-6-6 of the Utah Revised Code.

ARTICLE V

DIRECTORS

Unless permitted by the Act, the authorized number of directors shall be not less than three. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class (“Class I”) to expire at the conclusion of the first annual meeting of stockholders, the term of office of the second class (“Class II”) to expire at the conclusion of the annual meeting of stockholders one year thereafter and the term of office of the third class (“Class III”) to expire at the conclusion of the annual meeting of stockholders two years thereafter, with each director to hold office until his or her successor shall have been duly elected and qualified.

At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election or for such shorter period of time as the Board of Directors may determine, with each director to hold office until his or her successor shall have been duly elected and qualified.

ARTICLE VI

LIMITATION ON LIABILITY

To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director.

ARTICLE VII

INDEMNIFICATION OF OFFICERS, DIRECTORS, AND OTHERS

To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, the Corporation shall indemnify directors as set forth in the bylaws. The Corporation may indemnify officers, employees, fiduciaries, and agents to the extent provided for in the bylaws or authorized by the board of directors.

ARTICLE VIII

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation's registered office and the name of the registered agent at that address in the state of Utah is:

Blumberg Excelsior Corporate Services, Inc.

1108 E. South Union Avenue

Midvale, UT 84047

Either the registered office or the registered agent may be changed in the manner provided for by law.

ARTICLE IX

INCORPORATOR

The name and address of the incorporator signing these Amended and Restated Articles of Incorporation is as follows:

Stanley Chan

27 Weldon Street

Jersey City, NJ 07306

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed this 25th day of October, 2010 by its duly authorized officer.

By: Stanley Chan

Stanley Chan

President & CEO

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